EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navistar International Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 2-70979, 33-26847, 333-25783, 333-29735, 333-29739, 333-29301, 333-77781, 333-73392, 333-86756, 333-86754 and 333-113896) on Form S-8 of Navistar International Corporation of our report dated May 29, 2008, with respect to the consolidated balance sheets of Navistar International Corporation and subsidiaries as of October 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended October 31, 2007 and the effectiveness of internal control over financial reporting as of October 31, 2007, which report appears in the October 31, 2007 annual report on Form 10-K of Navistar International Corporation.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans as of October 31, 2007 and SFAS No. 123(R), Share-Based Payment, during the year ended October 31, 2006.

Our report expresses our opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2007 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of October 31, 2007: control environment, accounting policies and procedures, internal audit, segregation of duties, information technology, journal entries, account reconciliations, period-end close process, pension and other postretirement benefits accounting, revenue accounting, warranty accounting, and income tax accounting.

KPMG LLP

Chicago, Illinois May 29, 2008

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